Exhibit 3.2

AMENDMENT NO. 11

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

CEDAR REALTY TRUST PARTNERSHIP, L.P.

This Amendment No. 11 (this “Amendment”) to Agreement of Limited Partnership (the “Partnership Agreement”) of Cedar Realty Trust Partnership, L.P. (the “Partnership”) is entered into as of December 12, 2017, by and among Cedar Realty Trust, Inc. (the “General Partner”) and the Partnership. All capitalized terms used herein shall have the meanings given to them in the Partnership Agreement.

WHEREAS, Section 4.5 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such Section; and

WHEREAS, on August 18, 2017, the General Partner established a new class of Partnership Units, designated the 6.50% Series C Cumulative Redeemable Preferred Partnership Units (the “Series C Preferred Partnership Units”) and issued 6,050,000 Series C Preferred Partnership Units to the General Partner; and

WHEREAS, the General Partner desires to amend the Partnership Agreement (i) increase the number of designated Series C Preferred Partnership Units and (ii) to authorize the issuance of up to an additional 400,000 Series C Preferred Partnership Units (the “Additional Series C Preferred Partnership Units”) to the General Partner.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Exhibits to Partnership Agreement. Section 1 to Exhibit 3 to the Partnership Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

“The number of Series C Preferred Partnership Units shall be 6,450,000.”

Section 2. Issuance of Series C Preferred Partnership Units. In consideration of the contribution of the net proceeds from the issue and sale by the General Partner of up to 400,000 shares of its 6.50% Series C Cumulative Redeemable Preferred Stock in an underwritten public offering, the Partnership hereby agrees to issue to the General Partner the applicable number of Additional Series C Preferred Partnership Units equal to the number of shares of the General Partner’s 6.50% Series C Cumulative Redeemable Preferred Stock that are sold in such underwritten public offering.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 11 to the Partnership Agreement to be executed as of the day and year first above written.

CEDAR REALTY TRUST, INC.

By:	/s/ Philip R. Mays
Name:	Philip R. Mays
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

CEDAR REALTY TRUST PARTNERSHIP, L.P.

By:	/s/ Philip R. Mays
Name:	Philip R. Mays
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

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